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                                                                     EX 9(a)(4)



                                  EXHIBIT A

                        TRANSFER AGENCY FEE SCHEDULE
                           KEMPER SERVICE COMPANY

                                             A & C SHARES      B SHARES
Annual Open Account Fees:
     Non-Daily Dividend Fund                    $6.00            $6.00
     CDSC Account Fee                            N/A              2.25
     Non-monetary Transaction Fee                2.00             2.00

Annual Closed Account Fee                        6.00             6.00
New Account Fee                                  4.00             4.00

Transaction Based Fees
(per transaction):

     Purchase or Redemption of
     Shares Transaction Fee                      1.25             1.25

     Automated Transaction Fee                   0.50             0.50

     Dividend Transaction Fee                    0.40             0.40

     Audio Response                              0.15             0.15